THIRD AMENDMENT TO

                 AGREEMENT AND PLAN OF MERGER


          This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of September 17, 1998 ("Third Amendment") is made by and among The Fairchild Corporation, a Delaware corporation ("Fairchild"), Special-T Fasteners, Inc., a Delaware corporation ("Fairchild Subsidiary") as the surviving corporation of the merger with Edwards & Lock Management Corp. ("Fasteners") and Robert Edwards, a California resident ("Edwards"), amending certain provisions of the Agreement and Plan of Merger dated as of January 28, 1998 (including the exhibits and schedules thereto, the "Merger Agreement"), as amended to date, by and among Fairchild, Fairchild Subsidiary, Fasteners and Edwards. Terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

          WHEREAS, Fairchild, Fairchild Subsidiary and Edwards have agreed to modify certain terms and conditions as specifically set forth in this Third Amendment.

          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                           ARTICLE I

              AMENDMENTS TO THE MERGER AGREEEMENT


          1.1 The first sentence of Section 3.3(a) of the Merger Agreement is revised in its entirety to read as follows:

     (a)  During the period commencing on the Effective
          Date and ending upon the earlier of (a) the second anniversary of the Effective Date or
          (b) the date Edwards or an Edwards Affiliate (as defined below) no longer owns at least 50% of the 1,055,141 shares of Fairchild Common Stock received by Edwards in connection with the Merger (as adjusted for any stock split or reclassification) (the "Edwards' Shares"),
          Edwards will be paid the amount, if any, (the
          "Additional Merger Consideration") by which
          (i) 10% of the aggregate EBITD (as defined below) of the Surviving Corporation (the
          "Earnings Share") for the period commencing on the Effective Date and ending June 30, 1998 and thereafter for all completed fiscal quarters
          (for which Edwards or an Edwards Affiliate owned at least 50% of the Edwards' Shares for such entire fiscal quarter) exceeds (ii) $520,000 per year (the "Amount") (pro rated on a per diem basis for any period less than 12 calendar months); provided, however, that if during the period commencing on the Effective Date and ending one year later the Earnings Share accrued for such period is less than the Amount, then the difference between the Amount and the Earnings Share accrued for such period shall be subtracted from any Additional Merger
          Consideration accruable for the next fiscal quarter and thereafter from each subsequent fiscal quarter until such difference shall be consumed.

          1.2 The next to last sentence of Section 3.3(b) is revised in its entirety to read as follows:

          The "Adjustment Date" shall be the last day of each fiscal year of the Surviving Corporation;
          provided that if Edwards or an Edwards Affiliate no longer owns at least 50% of the Edwards'
          Shares, the Adjustment Date shall be the date
          Edwards or an Edwards Affiliate no longer owns at least 50% of the Edwards' Shares.

          1.3  An additional sentence is added to Section
3.3(b) as the last sentence of such section to read as follows:

          "For purposes of this Agreement, an Edwards
          Affiliate shall be any of Edwards' family members, any trust for the benefit of any of Edwards' family members, or any corporation, limited liability company or other entity controlled by Edwards, any of Edwards' family members or any such trust."

          1.4 The last sentence of Section 3.3(a) is revised in its entirety to read as follows:

           "EBITD" means the consolidated net income of a person for any period plus, to the extent deducted in determining consolidated net income, the Amount, consolidated interest expense, federal, state, local and foreign income tax expense and depreciation expense of such person for such period, in each case as determined in accordance with generally accepted accounting principles in the United States as in effect from time to time.


                          ARTICLE II

          AMENDMENT OF REGISTRATION RIGHTS AGREEMENT


          2.1 Section 3 of the Registration Rights Agreement attached to the Merger Agreement as Exhibit A, shall be deleted in its entirety to read as follows: "INTENTIONALLY OMITTED."



                         ARTICLE III
               PROVISIONS OF GENERAL APPLICATION


          3.1 Except as otherwise expressly provided by this Third Amendment, all of the terms, conditions and provisions to the Merger Agreement remain unaltered. The Merger Agreement and this Third Amendment shall be read and construed as one agreement.

          3.2 If any of the terms of this Third Amendment shall conflict in any respect with any of the terms of the Merger Agreement, the terms of this Third Amendment shall be controlling. This Third Amendment will be effective as of March 2, 1998.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their duly authorized officers, all as of the day and year first above written.


                              THE FAIRCHILD CORPORATION


                              By:     John L. Flynn
                              Title:  Senior Vice President
                                      Tax


                              SPECIAL-T FASTENERS, INC.
                              By:     John L. Flynn
                              Title:  Vice President


                                   Robert Edwards (i)       (1)